Exhibit 10.3

APPLICATION AND SERVICES AGREEMENT

This Application and Services Agreement (this “Agreement”), made as of October 7th, 2005 (the “Effective Date”), is by and between Furniture.com, Inc., a Delaware corporation, with an office at 85 River Street, Suite 8, Waltham, MA 02453 (“Furniture.com”), and Roomstore, Inc., a Virginia corporation, with an office at 12501 Patterson Avenue, Richmond, VA 23238 (“Client”) (Furniture.com and Client sometimes are referred to herein individually as a “Party” or collectively as the “Parties”).

B A C K G R O U N D

A. Furniture.com provides applications and services that facilitate the sale and service of furniture and that typically include the following components: (i) hosting certain software and providing certain software support, customer database hosting and other related services; (ii) populating its service and the associated database(s) with Client’s data and information; (iii) providing access to the services and the applicable database(s) by Client and its customers and potential customers, and (iv) updating and enabling Client to update the applicable databases.

B. Furniture.com’s services include the Application Services, the Implementation Services and the Custom Services, each as further described in Section 1 (collectively, the “Services”).

C. Furniture.com desires to sell and deliver the Services to and on behalf of Client, and Client desires to utilize the Services for itself and its customers, in accordance with the terms and conditions of this Agreement.

For and In consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, agree as follows:

1.	Description of Services

(a) Application Services. As further described in Exhibit A to this Agreement, Furniture.com will provide access to Furniture.com’s proprietary software applications (the “Software”) and perform certain ongoing services (the “Ongoing Services”) (collectively, the “Application Services”) during the “Term” (hereinafter defined) of this Agreement in consideration for payment of the fees set forth in Exhibit D. As further described in Exhibit A. Furniture.com will provide the host servers to run the Software, host the www.furniture.com website (the “Furniture.com Website”) and the www.roomstore.com website (the “Client Website”), process and store the Client Information and Customer Information, and provide all necessary facilities, equipment and peripherals used for such purpose (the “System”).

(b) Implementation Services. As further described in Exhibit A, and designated therein under the heading “Implementation Services”, Furniture.com will provide certain services to develop applications and other interfaces in order to establish connectivity between the systems of Furniture.com and Client and to populate the Software and the applicable database(s) of both the Furniture.com Website and the Client Website with the Client Information (as defined in Section 6(a)(iii)), including any customization of the Software necessary to initiate the Application Services and reasonably accommodate Client’s particular business and operational requirements (collectively, “Implementation Services”). Client hereby grants to Furniture.com the limited right to access necessary Client systems (whether owned, licensed or otherwise contracted) solely for the purposes of the foregoing, and for the continuing purpose of performing Furniture.com’s obligations pursuant to this Agreement.

(c) Custom Services. Furniture.com may provide certain additional services in connection with the implementation and/or operation of the Application Services, subject to terms and conditions to be agreed between the Parties in writing at such time as such services are requested by Client (“Custom Services”).

(d) SLA’s. The Application Services shall be provided to Client in accordance with the Service Level Agreement (“SLA”) set forth in Exhibit B.

2.	Access License; Passwords

(a) License. Provided that Client has paid the applicable fees, and subject to the terms and conditions set forth herein, Furniture.com grants to Client a nontransferable (except as permitted in Section 13(i)), limited license to utilize the Application Services, including the Software, solely for Client’s own business purposes and the business purposes of its subsidiaries, parent and affiliated companies. The administrative, password protected portions of the Application Services may only be accessed by an Authorized User (as defined in Section 2(b)). Client is expressly prohibited from sublicensing, selling, renting, leasing, providing service bureau or timeshare services, distributing or otherwise making the Application Services or the Software available to or for the benefit of third parties other than any third party Authorized Users.

(b) Authorized Users. For purposes of this Agreement, an “Authorized User” is an individual; (i) who is an employee, an agent or other representative of Client, or other authorized third party individuals selected by Client; (ii) who has been properly issued a valid password that subsequently has not been deactivated, and (iii) has completed training, conducted by Furniture.com or trainers employed by Client and trained by Furniture.com to use the Application Services.

(c) Passwords. (i) Access to the system and database management functions of the Application Services by Authorized Users is enabled only by passwords that Furniture.com supplies to Client for issuance to Authorized Users, Client is solely responsible for the management and control of those passwords, and Authorized Users shall not be permitted to disclose or transfer a password to any third party.

(ii) Client acknowledges (A) that the protection of the passwords issued to Authorized Users is an integral part of Furniture.com’s security and data protection process and procedures and, further, (B) that Furniture.com and third parties with respect to which Furniture.com acts as a service provider will rely on Client utilizing and maintaining proper password control obligations and procedures. In the event that Furniture.com has reasonable cause to believe that a password is being improperly used by an Authorized User or is being used by an unauthorized person, Furniture.com reserves the right to deactivate that password without prior notice to the Client or the affected Authorized User; provided, however, that Furniture.com shall promptly provide notice as soon as practicable thereafter, so that a new password can be provided to Client.

(iii) Upon Client’s request, Furniture.com will provide Client users a valid username and password for access to Furniture.com administrative applications within three (3) business days of Furniture.com’s e-mail receipt of such users’:

First name

Last Name

E-mail Address

Phone Number

Position in Client organization

Permissions will be allowed based on the Client functions and permissions enabled for such users’ position in Client organization. Special permissions may be granted by exception.

(d) Client-Unique Materials. In the event that Furniture.com (i) files a petition of bankruptcy or a bankruptcy proceeding is brought against Furniture.com and not dismissed within sixty (60) days following its filing and Furniture.com fails to perform its obligations under this Agreement, or (ii) Furniture.com ceases to operate its business in the normal course without providing a successor, provided that this Agreement has not expired or been terminated, and that Client is not, at such time, in breach of this Agreement, upon Client’s written request, Furniture.com shall deliver to Client any customized or Client-unique source code of the Client Website, together with Furniture.com proprietary materials required to compile such source code into object code, if any (collectively, “Client-Unique Materials”). Upon Client’s receipt of the Client-Unique Materials as provided herein, Furniture.com’s obligations under the Agreement shall immediately terminate. Furniture.com shall, at such time, grant to Client a limited, non-exclusive, non-transferable and royalty-free license to use and modify the Client-Unique Materials, solely for Client’s internal purposes to support and maintain the Client Website for Client’s permitted use in accordance with the terms of this Agreement, which license shall terminate upon the expiration of the then-current (at the time of Client’s receipt of the Client-Unique Materials) Initial Term or Renewal Term of this Agreement. For the avoidance of doubt, during such term, Furniture.com shall be entitled to the Fees due and owing in accordance with Exhibit D hereto. Upon any provision of Client-Unique Materials in accordance with this Section 2(d), Furniture.com shall provide Client with copies of the versions of Client Information, Customer Information and other content then in use in connection with the Client Website.

3.	Exclusivity

(a) Zip Code Exclusivity. During the Term, in the zip codes set forth on Exhibit C (the “Exclusive Zip Codes”), except as set forth in Section 3(c) below or as permitted by Client in writing, Furniture.com shall not permit any person or entity other than Client to offer furniture and related services for sale through the domain name and website “Furniture.com”. In the event that Client expands the geographic area in which it operates to include additional zip codes, such zip codes, if not otherwise then presently serviced by another client of Furniture.com (or an entity with which Furniture.com is in active negotiations with respect to the servicing of such additional zip codes), and such other zip codes to which the Parties may agree, and following Furniture.com’s receipt of written notice from Client regarding such expansion, may be added to the Exclusive Zip Codes upon the execution of a written amendment hereto. In the event that Client ceases its delivery or service operations in any of the Exclusive Zip Codes, and does not subsequently reconstitute such operations in any such zip code within three (3) months of such cessation, such zip code shall, upon the expiration of such three (3) month period, cease to be an Exclusive Zip Code hereunder. If, at any time Furniture.com has a bona fide desire and actual intent to allow a third party the right to offer furniture for sale through the domain name and website “Furniture.com” in the states of Louisiana, Mississippi, Alabama, Georgia, or Florida, Furniture.com shall provide a written notice to Client stating the zip codes to be offered to the third party. Client shall have a right of first refusal with regard to such zip codes prior to Furniture.com permitting such third party the right to offer furniture for sale the domain name and website “Furniture.com” and upon written notice to Furniture.com, such zip code shall be added to the Exclusive Zip Codes. If Client exercises its right of first refusal, Client agrees to commence delivery within such zip code within six (6) months following such exercise. If Client waives its right of first refusal, Furniture.com may enter into an arrangement with such third party; provided, however, if Furniture.com fails to enter into an agreement with such third party within six (6) months thereafter, Client will again have the right of first refusal with regard to such zip codes. There shall be no geographic limitation with respect to sales or marketing to Customers through the Client Website. For the purposes of this Agreement, a “Customer” means a person or entity that: (i) browses or purchases Client’s merchandise or services via the Furniture.com Website; and (ii) browses, makes a purchase on or otherwise interacts with the Client Website.

(b) Exclusive On-line Channel. During the Term, Client shall not, directly or indirectly, itself or through any parent, subsidiary or affiliate, permit its products and related services to be sold on-line to Customers in the Exclusive Zip Codes, other than through the Application Services. For purposes of this Agreement, “on-line” shall mean through the Internet, the World Wide Web, any similar communication methods, channels or protocols, and any successor thereto.

(c) Additional Efforts. Furniture.com and Client hereby acknowledge that the Parties may wish to supplement this Agreement with additional Internet efforts within the Exclusive Zip Codes. Any such initiatives shall be implemented upon the execution of a written amendment hereto.

4.	Fees

(a) Services Fees. All fees hereunder are described in Exhibit D.

(b) Payments. All payments hereunder shall be in accordance with Exhibit D.

(c) Taxes. If any excise, use, property or other taxes, or any other governmental charges or surcharges

(including interest, penalties and fines) are due or are assessed on or with respect to any amounts payable by Client pursuant to this Agreement (other than taxes on the income or employees of Furniture.com), they will be the sole responsibility of, and payable by, Client.

(d) Audit. Each Party shall maintain complete, clear and accurate records of all revenues, fees, transactions and related documentation in connection with the performance of this Agreement (“Records”). All such Records shall be maintained for a minimum of three (3) years or such period required by applicable law, whichever is longer. For the sole purpose of ensuring compliance with this Agreement, each Party shall have the right, at its sole expense, upon reasonable prior notice and during normal business hours, to conduct a reasonable and necessary copying and inspection of portions of the Records of the other Party that are directly related to amounts payable to a Party pursuant to this Agreement, which right may, at such Party’s option be exercised by directing an independent certified public accounting firm subject to strict confidentiality restrictions to conduct such inspection. For the avoidance of doubt, any information disclosed pursuant to any such audit shall be considered the Confidential Information of the audited Party. The auditing Party shall pay for the expenses to conduct such audit. However, if the audit reveals an underpayment by the audited Party of more than five percent (5%) of the amount initially claimed to have been owed to the auditing Party hereunder, the audited Party shall immediately, upon the auditing Party’s request, pay the amount of such underpayment to the auditing Party and reimburse the auditing Party for its reasonable expenses associated with the audit.

5.	Client Responsibilities

(a) Client Participation. (i) In conjunction with its obligation to participate in the Implementation Services as set forth and designated as such in Exhibit A and the Client responsibilities designated therein (“Implementation Client Responsibilities”), Client will assign personnel to perform the applicable tasks and will make commercially reasonable efforts to supply information and otherwise assist as reasonably necessary to affect the commencement of the Application Services via the Implementation Services.

(ii) For the avoidance of doubt, each Party acknowledges and agrees that its respective obligations under this Agreement may be contingent upon the timely performance by the other Party of such other Party’s obligations under this Agreement, including such other Party’s obligations under Exhibit A. For the further avoidance of doubt, neither Party shall be held liable for any failure or delay by such Party in meeting any applicable performance or delivery schedule under this

Agreement if such failure or delay is caused by the other Party’s failure or delay in performing any of its obligations hereunder (a “Delay”). Any such Delay shall result in an automatic extension of the applicable performance or delivery schedule required of such Party by the period of such Delay.

(b) Client Access to Internet. Other than connectivity between Client’s systems and Furniture.com’s servers, as established pursuant to the Implementation Services and which connectivity shall be the responsibility of Furniture.com, Client is solely responsible for separately obtaining any software, equipment and services, including connectivity, required for Client to access and communicate with the Application Services. Such requirements are as set forth in Exhibit E.

(c) Accuracy of Client Data and Information. Client is solely responsible for the integrity of all data and information that is provided to Furniture.com by Client under this Agreement (e.g., the Client Information), including completeness, accuracy, validity, authorization for use and integrity over time, regardless of form and format, and whether or not such data is used in conjunction with the Application Services. Further, Client and Furniture.com shall jointly work to assure that the initial importing of the Client Information into Client’s database by Furniture.com has been properly performed. Client shall use commercially reasonable efforts, utilizing industry standard tools and procedures, to assure that, upon delivery to Furniture.com or incorporation into Furniture.com’s databases, the Client Information that is extracted from Client’s databases, or which is otherwise provided by Client hereunder, shall not contain any viruses, worms or similar destructive or malicious features, programs or routines.

(d) Product Selection. Client represents, warrants and covenants that, commencing no later than six (6) months following the Effective Date and at all times thereafter during the Term that no less than seventy five percent (75%) of its furniture (excluding accessories) product selection shall be made available through the Application Services. Client shall provide product photography, information, and finish samples or upholstery swatches to allow accurate and complete presentation of such product selection.

(e) Promotion. Client may include the Furniture.com name, logo (if applicable) and URL (www.furniture.com), as applicable, in Client print, radio, television and on-line (as defined in Section 3(b)) advertising and promotional activities, including any on-line presence controlled by Client. Unless otherwise provided by Furniture.com, Client may utilize the logos and marks set forth on Exhibit F. Subject to the terms and conditions of this Agreement, Furniture.com hereby grants to Client, for the Term and solely as necessary to comply with this Section 5(e), a limited license to utilize the Furniture.com trademarks and logos set forth on Exhibit F, utilizing the colors and proportions provided in such exhibit.

(f) No Reverse Engineering. Client shall not attempt to decode, disassemble, copy, transmit, transfer or otherwise reverse engineer the Services, including the Software.

6.	Mutual Confidentiality

(a) Parties’ Obligations. Each of the Parties agrees: (i) to maintain, in strict confidence at all times any information that it receives prior to and during the Term of this Agreement, whether written or otherwise related to the business of the other Party, including (A) Client’s data (including data received from Client’s Customers and other Client Information) and information provided to Furniture.com for utilization in connection with the Services, (B) each Party’s sales, marketing and technical information relating to such Party’s services, customers, partners, financial condition, marketing plans, Orders, Delivered Sales, Returns and Reprocessed Orders (each as defined in Exhibit D) or Order Falloff (as described at Section 12(f)) Information, survey results, order cancellations and activities in general, (C) Furniture.com’s technical information relating to the Software and the Application Services, and (D) the terms and conditions of this Agreement, including commission percentages (collectively, “Confidential Information”); and (ii) (A) not to disclose, use, transmit, inform or make available to any entity, person, body or governmental agency any of the Confidential Information, except as a necessary part of the rendering or utilizing of the Services, and, further, (B) to take all such actions as are reasonably necessary and appropriate to preserve and protect the Confidential Information and the Parties’ respective rights therein in, at all times exercising at least a reasonable level of care.

(ii) Notwithstanding the foregoing, Client acknowledges that in connection with delivery of Application Services, certain of Client’s Confidential Information, in particular, the Client Information, will be hosted by Furniture.com or third parties in accordance with Section 6(d), on servers that access the Internet. Furniture.com’s only obligation for protection of the Client Information is to provide the hosting security described in Exhibit G. Furniture.com shall have no responsibility or liability for unauthorized access to or dissemination of Client Information by Authorized Users whether as a result of breach of data security, misappropriation or misuse of passwords or any other cause, other than Furniture.com’s failure to comply with the security requirements in Exhibit G.

(iii) For purposes of this Agreement, “Client information” means Confidential Information or other information, about Client’s business, products, services and Customers that Client and/or its Customers deliver to Furniture.com for use in its implementation or performance of the Services, including data and images. Client acknowledges and agrees that product information in connection with the offering by Furniture.com of Client’s products through the Application Services will be disclosed to the public via the Application Services.

(b) Exclusions. Confidential Information shall not include any information (other than Personal Information) that is (i) already known to the receiving Party at the time of the disclosure; (ii) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the receiving Party; (iii) subsequently disclosed to receiving Party on a non-confidential basis by a third party not having a confidential relationship with the other Party hereto that rightfully acquired such information; (iv) communicated to a third party by receiving Party with the express written consent of the other Party hereto, or (v) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided the receiving Party provides prompt notice of any such process to the other Party (unless such notice is prohibited by the terms of such process) so that such Party will first have the opportunity to obtain a protective order prior to any disclosure and in the event that no such protective order is obtained (or the other Party has waived compliance with the terms of this section), the receiving Party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) Need to Know. Each Party agrees to restrict access to the Confidential Information of the other Party to those employees or agents who require access in order to perform or use the Application Services, Implementation Services or Custom Services, acknowledging that certain Confidential Information of each Party may be disclosed as part of the Application Services; and, except as otherwise provided, neither Party shall make Confidential Information available to any other person or entity without the prior written consent of the other Party.

(d) Outsourcing. Client understands and agrees that Furniture.com may transfer Confidential Information of Client to a third party hosting entity for the purposes of providing the communications infrastructure, hosting services and/or related support and other operations necessary to deliver all or certain portions of the Services; provided that Furniture.com, in turn, binds such third party to confidentiality, privacy, security and non-disclosure terms that are at least as protective of Furniture.com’s and

Client’s interests as the terms stated herein and discloses to Client the existence of such disclosure to, and the name of, such third party hosting entity.

(e) Destruction or Return of Confidential Information. In the event of termination or expiration of the Term of this Agreement for any reason, each Party shall promptly return to the other Party, or destroy, as the Parties agree, all copies of the other Party’s Confidential Information that it has received, including Client Information, all copies, notes or other derivative material relating to the Confidential Information shall be promptly retrieved or destroyed, as agreed, and no such material shall be retained or used by the receiving Party in any form or for any reason

7.	Ownership

(a) Furniture.com. (i) Furniture.com owns all rights, title and interest in and to the Services, including the Software. Further, Client agrees that the Application Services screens and any output of the Services, excepting the Client Information and any Customer Information (as defined below at Section 7(b)), are the property of Furniture.com and subject to United States and other applicable patent, copyright, trademark and trade secret laws and treaties; and Client agrees that it shall not remove, alter or obstruct any ownership or use legends that Furniture.com places on any such screens or output of the Services. Nothing contained in this Agreement shall be construed as granting Client any rights in or to the Application Services (including the Software and output of the Application Services), the deliverables from the Implementation or Custom Services or related Furniture.com Confidential Information, other than the right to use the Services and any applicable Confidential Information of Furniture.com during the Term, in accordance with this Agreement.

(ii) Client agrees that Furniture.com has and retains all rights to use any data and information relating to the Software and Services that it receives from Client including any information that constitutes, or results in, an improvement or other modification to the Software or the Services, but excluding the Client Information and Customer Information. For the avoidance of doubt, Furniture.com shall own all rights, title and interest in and to any inventions, modifications, discoveries, designs, developments, improvements, processes, software, works of authorship, formulae, techniques and know-how (“Developments”) which are developed by Furniture.com as a result of the Services, and to the extent that the ownership of any Developments vests in Client, Client hereby assigns all rights, title and interest, including all intellectual property rights, therein and thereto, to Furniture.com.

(iii) All rights (including all intellectual property rights) to and/or with respect to any items, materials or services relating to the Services, including the Software and the Application Services, not expressly licensed by Furniture.com hereunder, are expressly and exclusively retained by Furniture.com and its licensors.

(b) Client. (i) Furniture.com agrees that all Client Information and Customer Information provided to Furniture.com under this Agreement for use in connection with the Application Services is the property of Client. The domain names for the Client Website are the sole and exclusive property of Client (even if procured and administered by Furniture.com for Client), constitute “Client Information”, and Furniture.com will only use such domain names in a manner consistent with instructions given by Client relative to the operation of the Client Website. In order for Furniture.com to modify and configure the Client Information provided by Client to Furniture.com hereunder for use in connection with the Application Services, Client hereby grants to Furniture.com a perpetual, irrevocable license to use, copy, modify, adapt, display and create derivative works from Client Information provided by Client to Furniture.com. The Parties agree, subject to the rights of Client’s Customers, that information and any other personally identifiable information, submitted by Customers of Client through the Application Services (the “Customer Information”), shall belong to Client. Client hereby grants to Furniture.com a license to utilize aggregated data derived from the Customer Information, provided that all personally identifiable information is first removed from such Customer Information, and provided that no aggregated data which would identify the Client shall be used by Furniture.com. The license set forth in the immediately preceding sentence shall be perpetual and irrevocable with respect to information relevant to Furniture.com’s financial reporting and analysis and shall be for the duration of the Term with respect to all other Information.

(ii) Client shall own all Intellectual Property Rights in and to the Client’s trademarks, service marks, trade names, service names, domain names, symbols, logos, icons, graphic images and copy (collectively, “Client’s Marks”), Client Website, Client Information and Customer Information. “Intellectual Property Rights” means, on a world-wide basis, any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (ii) rights in Client’s Marks, (iii) trade secret rights, (iv) patents, designs, algorithms and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter made, existing, or in force (including any rights in any of the foregoing). Furniture.com shall not at any time adopt or use, without Client’s prior written consent, any variation of Client’s Marks or other Intellectual Property Rights, or any mark likely to be similar thereto or confused therewith. Any and all goodwill arising from Furniture.com’s use of Client’s Marks or Intellectual Property Rights shall inure solely to the benefit of Client, and neither during nor after the termination of this Agreement shall Furniture.com assert any claim to Client’s Marks, Intellectual Property Rights or associated goodwill. Furniture.com shall use Client’s Marks in conformance with any trademark guidelines conveyed to Furniture.com by Client from time to time.

8.	Limited Warranties

(a) Standards of Performance. The Services shall be provided in a professional and workmanlike manner, using personnel with skills and experience appropriate to the applicable components of the Services, in a manner consistent with industry standards, and in accordance with any specifications set forth in this Agreement and any exhibit thereto (e.g., Exhibit A). As regards the Application Services in particular, Furniture.com warrants that such services shall be consistent with industry standards and conform to the SLA’s stated in Exhibit B; and in the event of any breach of the SLA’s stated in Exhibit B, Client’s sole and exclusive remedy therefor shall be in accordance with Section 12(g).

(b) Disclaimer of Warranties. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, FURNITURE.COM HEREBY EXPRESSLY EXCLUDES AND DISCLAIMS ALL WARRANTIES OF ANY KIND WHATSOEVER RELATING TO THE SERVICES. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, FURNITURE.COM DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, INCLUDING THE SOFTWARE AND THE OUTPUT THEREOF. FURNITURE.COM IS PROVIDING THE SERVICES TO CLIENT WITH NO OTHER WARRANTIES WHATSOEVER, INCLUDING ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF THE TRADE. FURTHER, FURNITURE.COM DOES NOT WARRANT THAT THE SERVICES WILL BE ERROR-FREE OR BE PROVIDED (OR BE AVAILABLE) WITHOUT INTERRUPTION. THE FOREGOING DISCLAIMER ALSO APPLIES TO FURNITURE.COM’S SUBCONTRACTORS AND ANY OTHER THIRD PARTY SUPPLIERS OF PRODUCTS AND SERVICES (“SUPPLIERS”).

9.	Furniture.com Indemnification

(a) Indemnity. Furniture.com will indemnify, defend and hold harmless at Furniture.com’s expense Client, its members, subsidiaries, divisions, parent, other affiliated or related companies or entities, and each of their respective current and former successors, assigns, directors, officers, agents, representatives, attorneys, fiduciaries, administrators, stockholders and employees (collectively, “Client Covered Entities”) from and against any and all costs, liabilities, losses and expenses, including reasonable attorney’s fees, and amounts awarded by a court or paid in settlement arising from any claim, suit, action or proceeding brought by any third party against any of the Client Covered Entities (i) that the Services (including the Software and Systems, but excluding any Client Information and Customer Information) infringe or misappropriate, as applicable, any United States patent, copyright, trade secret, trademark, or any other intellectual property or proprietary rights of any third party, (ii) that Furniture.com or any of its agents or employees have used Client Information or Customer Information in violation of this Agreement. Furniture.com shall have sole control of the defense with respect to any such claim (including settlement of such claim).

(b) Remedies. If a court of competent jurisdiction or Furniture.com determines that any claim that the Services or any component thereof, excluding the Client Information and Customer Information, infringe or misappropriate, as appropriate, any United States patent, copyright, trade secret, or trademark, prevails or is likely to prevail, Furniture.com may, at its option and expense, as its sole and exclusive obligation, and Client’s sole and exclusive remedy for any infringement or misappropriation of intellectual property rights, (i) procure the right for Client to continue to use the Software, System and Services; (ii) replace or modify the Software, System or Services so that they or it no longer Infringe or misappropriate, as applicable, any such United States patent, copyright, trade secret, trademark or other intellectual property right; or (iii) terminate this Agreement. Client shall, however, have the right to terminate this Agreement on notice to Furniture.com where a claim under Section 9(a) materially disrupts Client’s business operations related to the Furniture.com Website and/or Client Website.

10.	Client Indemnification

Except as otherwise provided herein, Client shall indemnify, defend and hold Furniture.com, its directors, officers, employees, its affiliates and customers (collectively, “Furniture.com Covered Entities”) harmless from and against any and all costs, liabilities, losses and expenses (including reasonable attorney’s fees) resulting from any claim, suit, action or proceeding brought by any third party against the Furniture.com Covered Entities that arise out of the (i) Client’s use or misuse of the Services, including improperly issuing or managing issued passwords; (ii) the data and information (whether or not Confidential Information) provided by Client in conjunction with the Services; (iii) the consequences of Client’s utilization of the Services in respect of any third party; or (iv) Client or any of its agents or employees have violated confidentiality, privacy or security obligations with respect to Customer Information.

11.	Limitation of Liability

(a) Liability Limitation. (i) NEITHER FURNITURE.COM NOR ANY OF ITS SUPPLIERS ON THE ONE HAND, NOR CLIENT ON THE OTHER, SHALL HAVE ANY LIABILITY WHATSOEVER TO THE OTHER PARTY OR ANY OTHER THIRD PARTY FOR LOSS OR DAMAGE OF DATA, REPORTS, SECURITY, LOST PROFITS OR REVENUES OR SIMILAR ECONOMIC LOSS OR FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SERVICES, INCLUDING THE OUTPUT THEREOF, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.

(ii) NEITHER FURNITURE.COM NOR ANY OF ITS SUPPLIERS ON THE ONE HAND, NOR CLIENT ON THE OTHER, SHALL BE LIABLE IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT OR THE SERVICES FOR ANY DAMAGES IN EXCESS OF THE AMOUNTS CHARGED TO CLIENT FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE OCCURRENCE OF THE EVENT THAT GAVE RISE TO ANY SUCH CLAIM.

(b) Exclusions. The limitations set forth in Section 11(a) shall not apply to either Party’s obligations of indemnity or in connection with the protection of Confidential Information or intellectual property rights. The limitation set forth in Section 11(a)(ii) shall not apply to actions relating to the payment of fees due either Party hereunder.

(c) Transmission of Data. Furniture.com is not responsible for loss of data in transmission. In the event of the improper transmission or loss of data in transmission, Furniture.com will use commercially reasonable efforts to recreate such transmission at Client’s expense.

(d) Time Limitation on Claims. No action arising out of this Agreement or the performance or non-performance thereof, other than any action arising out of an underpayment under Section 4(d), may be brought more than one (1) year after such action arises.

12.	Term and Termination

(a) Initial Term. The initial term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of ten (10) years following the date upon which products of Client are first offered to Client’s Customers through the Application Services (the “Initial Term”).

(b) Renewal Terms. At the conclusion of the Initial Term, this Agreement shall renew for additional periods as the Parties may mutually agree (each a “Renewal Term”). (The Initial Term and any Renewal Terms, collectively, are referred to herein as the “Term”.)

(c) Termination for Breach; Insolvency. Either Party may terminate this Agreement upon prior written notice to the other party: (i) if the other Party materially breaches any term or condition of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of the same, subject to Section 12(d); (ii) immediately if the other Party becomes the subject of a voluntary position in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors; (iii) immediately if the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, and such petition or proceeding is not dismissed within sixty (60) days following filing or (iv) if, due to the fault of such other Party, the Application Services have not been made available to Internet users’ within six (6) months after the Effective Date.

(d) Nonpayment. Ten (10) business days following written notice to Client that its account is past due with regard to amounts that are not subject to a good faith dispute, Furniture.com, in its sole discretion, may terminate or suspend all or any portion of the Services immediately.

(e) Customer Dissatisfaction. Either party may terminate this Agreement, upon thirty (30) days’ prior written notice to Client, in the event that the results of Furniture.com’s surveys of Client’s Customers (the current form of which is attached as Exhibit I) indicates, in two (2) out of any three (3) consecutive calendar quarters during the Term, that ten percent (10%) or more of such Customers responded “very dissatisfied” with respect to such Customers’ overall evaluation of Client’s services. Furniture.com shall conduct the surveys on a regular basis, shall provide Client with the results of such surveys on a monthly basis, and shall notify Client when the ten percent (10%) threshold was met or surpassed in any quarter; provided further, however, that neither party may terminate this Agreement as aforesaid where such Customer dissatisfaction is in any way attributed to that party’s negligence or failure to perform its obligations under this Agreement.

(f) Order Falloff. Furniture.com may terminate this Agreement, upon thirty (30) days prior written notice to Client, in the event that, as calculated on an annual basis, the Order Falloff Percentage (as defined below) for Orders (as defined in Exhibit D) exceeds the lesser of (i) Client’s historical Order Falloff Percentage, as reported to Furniture.com within thirty (30) days following the commencement of each calendar year during the Term and (ii) fifteen percent (15%). For purposes hereof, the “Order Falloff Percentage” shall mean the percentage of Orders executed by Customers of Client that, do not result in Delivered Sales (as defined in Exhibit D). Any surveys used to determine the reason for Order Falloff shall be subject to the reasonable review and approval of Client.

(g) Service Level Failure. Client may terminate this Agreement, upon thirty (30) days’ prior written notice to Furniture.com, in the event that Furniture.com fails to achieve the Minimum Application Services Level Requirement set forth in Section 1(c) of Exhibit B during three (3) of any six (6) consecutive calendar months during the Term.

(h) Effects of Termination. Upon the effective date of expiration or termination of the Term of this Agreement, (i) Furniture.com immediately will cease providing Client with the Application Services and any other applicable component of the Services and all license grants hereunder that are effective for the Term shall immediately cease; (ii) all issued passwords shall be deactivated; and (iii) Client immediately shall pay in full any and all monies that are owed by the Client under this Agreement and not subject to a good faith dispute for the Services furnished up to the effective date of the termination or expiration of the Term; and (iv) all of Client’s obligations to market, use or advertise the Application Services shall cease. Notwithstanding the above, provided that Client’s obligations to pay Fees are current, Furniture.com shall cooperate with Client to process any outstanding orders which were placed prior to the termination of the Application Services in the normal course of business.

13.	Miscellaneous

(a) Insurance. Each Party, at its own expense, shall procure and maintain policies of insurance to include the following coverage: (i) Workers’ Compensation Insurance coverage for its own employees that meets the statutory limits of the states in which such Party operates, as well as Employer’s Liability coverage with limits of at least $2,000,000; and, (ii) Comprehensive general liability of at least $4,000,000. Upon request, each Party shall furnish to the other Party a Certificate of Insurance evidencing such coverage and naming the other Party as an additional insured as its interests may appear. Nothing in this section shall be deemed to limit either Party’s responsibility to the amounts stated above or to any limits of such Party’s insurance policies.

(b) Construction. Whenever the terms “including” or “include” are used in this Agreement in connection with a single item or a list of items within a particular classification (whether or not the term is followed by the phrase “but not limited to” or words of similar effect) that reference shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive enumeration of the items within that classification. As used herein, the singular shall include the plural and the plural may refer only to the singular. The use of any gender shall be applicable to all genders. The headings and captions contained herein are for purposes of convenience only and are not a part of this Agreement.

(c) No Waiver. No waiver of any default, condition or breach of this Agreement shall be deemed to imply or constitute a waiver of any other default, condition or breach of this Agreement, whether of a similar nature or otherwise.

(d) Survival. Sections 4, 5(f), 6, 7, 9, 10, 11, 12 and 13 shall survive any termination of this Agreement, as well as any other obligations of the Parties that contemplate performance by a Party following the termination or expiration of this Agreement.

(e) Governing Law; Venue. This Agreement is governed by the laws of the Commonwealth of Massachusetts, excluding its conflict of laws provisions. The Parties agree that the exclusive venue for any action brought in connection with this Agreement shall be the federal and state courts located in or having jurisdiction over Boston, Massachusetts and each Party submits to the exclusive personal jurisdiction of such courts for such purpose.

(f) Notices. Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be sufficiently given if (i) delivered personally, (ii) mailed by certified or registered mail return receipt requested, postage prepaid, or (iii) sent by overnight guaranteed delivery service, and addressed to the Party’s proper address as set forth in the beginning of this Agreement or to such other address or addressee as either Party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is delivered to the recipient.

(g) Severability. In the event that any one or more of the provisions of this Agreement are invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.

(h) Force Majeure. Other than with respect to payment obligations hereunder, in the event that either Party is unable to perform any of its obligations under this Agreement due to a natural disaster, actions or decrees of governmental bodies, telecommunications carriers and other suppliers, terrorist activities or other events beyond such Party’s reasonable control, such Party’s obligations under this Agreement shall be suspended during the duration of any such event. Customer shall, however, have the right to terminate this Agreement in the event of a continuous failure of Furniture.com to perform substantially in accordance with the terms and conditions of this Agreement, due to a force majeure event, for a period exceeding fifteen (15) business days in duration.

(i) Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. However, neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably delayed, conditioned or withheld.

(j) Publicity; Marketing. Client agrees that Furniture.com may refer to Client by name, together with a brief description of Client’s business, in any press releases or advertising and marketing publications utilized or issued by Furniture.com, provided that such references and descriptions are consistent with any mutually agreed press release(s) issued by the Parties. Upon execution of this Agreement, the Parties agree to issue a press release similar to that attached hereto as Exhibit H.

(k) No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed as a third party beneficiary agreement, nor shall this Agreement confer, convey or be deemed to accord any rights to any third party.

(l) Independent Contractor. Each Party hereto shall remain an independent contractor and nothing herein shall be deemed to constitute the Parties as partners, agents or joint ventures. Further, neither Party shall have the authority to act, or attempt to act, or represent itself, directly or by implication, as an agent of the other or in any manner assume or create, or attempt to assume or create, any obligation on behalf of or in the name of the other, nor shall either be deemed the agent or employee of the other.

(m) Equitable Remedies. Each Party acknowledges that a breach of its obligations under Sections 5, 6 and 7 of this Agreement could cause irreparable harm to the other Party and that monetary damages may be difficult to ascertain. Therefore, without prejudice to the rights and remedies otherwise available to it, each Party shall be entitled to seek relief by way of injunction or specific performance if the other Party breaches any such provision of this Agreement.

(n) Entire Agreement. This Agreement, including all Exhibits, Schedules and Attachments hereto and hereby incorporated herein, embodies the entire agreement between the Parties and supersedes all previous and contemporaneous agreements, understandings and arrangements with respect to the subject matter hereof, whether oral or written, and may be amended only by a written instrument duly signed by the Parties. For the avoidance of doubt neither (l) any correspondence (electronic or otherwise) that does not expressly reference this Agreement and the intent of such correspondence to amend this Agreement and that does not otherwise comply with this Section 12(n); nor (b) any course of conduct, shall operate to amend this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, effective as of the Effective Date.

FURNITURE.COM		ROOMSTORE, INC.

By:	/s/ CARL PRINDLE	By:	/s/ Sandra B. Nunnally
Name:	CARL PRINDLE	Name:	Sandra B. Nunnally
	(Print)		(Print)
Title:	PRESIDENT & CEO	Title:	V.P. Mktg’s Adv
Date:	October 11, 2005	Date:	Oct. 7, 2005

EXHIBITS

I.	Exhibit A – Applications and Services

II.	Exhibit B – Service Level Agreement

III.	Exhibit C – Zip Codes

IV.	Exhibit D – Fees

V.	Exhibit E – Required Software, Equipment and Services

VI.	Exhibit F – Furniture.com Trademarks and Logos

VII.	Exhibit G – Hosting Security Description

VIII.	Exhibit H – Press Release

IX.	Exhibit I – Form of Survey

EXHIBIT A

APPLICATIONS AND SERVICES

Furniture.com will provide Client with Software, Ongoing Services and Implementation Services to facilitate the sale and service of furniture, home furnishings, related services and any other products or services mutually agreed upon between the parties through use of the Internet. Furniture.com will develop, design, supply, install, integrate, host, maintain, support and operate the Furniture.com Website and Client Website, through the performance of tasks and activities identified in this Agreement in accordance with the specifications, documentation, acceptance criteria and service levels set out in this Agreement. Upon Client request, Furniture.com may also provide Custom Services over the course of this agreement.

I.	Software

Furniture.com will provide Client with four software applications, including:

1.	Furniture.com. In Client zip codes, as defined in Exhibit C. Furniture.com will merchandise Client products online, guide Customers into retail stores, and allow online purchases. Among other functionality, Furniture.com will allow Client’s Customers to:

a.	Shop by zip code – Furniture.com will tailor merchandise and pricing to that of the Client’s stores in a Customer’s area.

b.	Search for products – Customers will be able to browse for Client merchandise using several types of searches, including keyword, category, advanced, and style searches.

c.	Browse bestsellers – Customers will be able to view best selling items, or other items selected to be highlighted.

d.	View product Information – Customers will be able to view product images, current pricing, and product features for Client merchandise. Merchandise will be identified as delivered by Client.

e.	View promotions – Customers will be able to view Client promotional pricing and offers available in their zip code.

f.	View Policies – Customers will be able to view policies governing their purchase based on Client’s store policies.

g.	Find an item in a store – Customers will be able to locate a Client store near them displaying the item based on Client store inventory.

h.	Send messages – Customers will be able to send messages to Client requesting additional merchandise information.

i.	Create a room plan – Customers will be able to design floor plans including Client merchandise using Furniture.com’s interactive Room Planner.

j.	Get recommendations – Customers will be able to receive personalized recommendations for merchandise based on preference data derived from other customers in their region.

k.	Read magazine – Customers will be able to read articles on design. Where practicable, the pictures in these articles may include Client merchandise and link to Client items. Furniture.com covenants and agrees to update the articles in the magazine on a regular basis.

l.	Save account Information – Customers will be able to save items added to their shopping cart, as well as room plans, addresses and billing information.

m.	Purchase Items – Customers will be able to purchase Client merchandise online, based on Client inventory availability with orders reviewed and then inserted into Client’s back-end systems. Customers will be able to receive discounts or other offers by entering promotion codes provided by Client at checkout. Customers will be able to use both credit card and Client private label cards to complete transactions on Furniture.com. Customers will be able to further customize their orders by purchasing extended warranties or choosing to pick up their merchandise at a store or distribution center rather than having it delivered.

n.	Online Order Tracking – Customers will be able to view their order status online.

o.	Online Customer Service – Customers will be able to perform service functions, including changing delivery dates, changing their contact information, or paying a balance due on their order, based on agreed to business rules.

p.	Email updates – Customers will receive automated e-mails indicating a change to the status of their order based on agreed to business rules.

q.	Satisfaction surveys – Customers will be able to complete online satisfaction surveys evaluating their Furniture.com shopping experience.

r.	Privacy – Customers will be presented with privacy consent language with links to the Client’s privacy policy, consent capture mechanisms and communication preference options, as mutually agreed by the parties and in compliance with privacy laws and regulations applicable to Client.

2.	Client Website. Furniture.com will develop and host Client’s website www.roomstore.com. The Client Website will include:

a.	All Funiture.com e-commerce and Software capabilities described above, the use of which will not be restricted to the exclusive ZIP codes.

b.	Online order tracking – Customers who have purchased an item in a store will be able to view their order status online.

c.	Online customer service – Customers who track their store orders online will be able to perform service functions, including changing delivery dates, changing their contact information, or paying a balance due on their order, based on agreed to business rules.

d.	Email updates – Customers tracking their store orders online will receive automated e-mails indicating a change to the status of their order based on agreed to business rules.

e.	Corporate information – Customers will be able to find Client company information such as company history, showroom locations, policies, and employment opportunities.

f.	Marketing materials – Customers will see current marketing materials and offers as provided by Client.

g.	Custom Pages – Customers will be able to see pages promoting Client store events and enter Client contests.

h.	Credit applications – Customers will be able to apply for Client credit programs online.

i.	Privacy – Customers will be presented with privacy consent language with links to the Client’s privacy policy, consent capture mechanisms and communication preference options, as mutually agreed by the parties and in compliance with privacy laws and regulations applicable to Client.

3.	Retail Tool. To simplify the process of maintaining merchandise, managing online sales, and updating Client, Furniture.com will provide an Internet-based administrative system for Client. This will be accessible to Client’s Authorized Users, allowing them to do the following with respect to the Client Website and the Client’s merchandise and services on the Furniture.com Website:

a.	Enter product Information – Users will be able to edit and augment product information extracted by Furniture.com from Client’s product-related databases.

b.	Create tags – Users will be able to enable store tagging by adding tag templates to Client product information. Ten(10)tag template (designs) will be developed for Client. Once product information is associated with a template, tags will be able to be distributed to stores through the Infocenter.

c.	Create promotions – Users will be able to create online promotions to temporarily discount prices of the items sold on Furniture.com. Users will also be able to create promotion codes to be provided to Customers for use at checkout to receive discounts or other offers and to post marketing materials to Client.

d.	Create e-mail campaigns – Users will be able to create e-mails to be sent to Furniture.com Customers in Client zip codes, Client Website Customers, and/or Client’s Customer databases, with functionality to manage such e-mail campaigns in accordance with individual Customer privacy preferences. E-mails can include customized content based on online activities.

d.	Manage Internet Orders – Users will be able to look up Internet Customers and view the details of orders placed online.

e.	Messaging – Users will be able to manage and respond to website inquiries from the Furniture.com Website and Client Website.

f.	Update Corporate Info – Users will be able to update corporate information on Furniture.com, the Client Website, and Infocenter.

g.	Reports – Users will have access to reports for their online business, including reports on Written Sales, Delivered Sales, and key website metrics.

4.	Infocenter. To enhance the distribution of information from Headquarters to stores, including the generation of store tags, Furniture.com will provide a store intranet for Client. Functionality will include:

a.	Store home page – Users will see a summary of messages, corporate announcements, product updates and tag updates relevant to that store.

b.	Messages – Headquarters staff will be able to send messages to stores and store groups.

c.	Announcements/bulletins – Headquarters will be able to create and distribute to stores announcements including graphics and attachments.

d.	Online catalog – Stores will be able to access an internal version of Client’s online catalog for use as a sales aid.

e.	Tags – Stores will be able to print everyday and sale event tags based on current catalog information. Stores will be able to view lists of tags for an event, tags that need to be reprinted, as well as search for individual tags.

f.	Directories – Stores will be able to search employee directories and store listings.

g.	Knowledge Center – Headquarters will be able to upload materials in PDF format for use in employee training.

As Client may have previously been presented a number of Furniture.com Applications, the following portion of this Exhibit A-1 entitled “Furniture.com Software Applications” serves to clarify Furniture.com Software included and excluded from this Agreement. ☑’s indicate software features included.

FURNITURE.COM SOFTWARE APPLICATIONS

Software	Features

Furniture.com Website	☑	Regional exclusive rights to traffic generated by Furniture.com as set forth in the Agreement

	☑	Zip code-customized, online catalog searchable though multiple search functions

	☑	Dynamic bestsellers and featured items

	☑	Detailed product descriptions, features, benefits, and policies for Client items.

	☑	Multiple, enlargeable product images

	☑	Dynamic sale pricing and promotion pages

	☑	E-mail item to a friend

	☑	Inventory-based store lookup

	☑	Customer / Client messaging system

	☑	Dynamic Room Planner

	☑	Recommendation engine

	☑	Online magazine

	☑	Save-able shopping cart

	☑	Multi-attribute customer account management

	☑	Coupon code functionality at check out

	☑	Real-time inventory lookup at check out

	☑	Real-time delivery schedule lookup at check out

	☑	Warranty options at checkout

	☑	Tax and delivery charge calculation at check out

	☑	Pick-up options at check out

	☑	Bank card processing

	☑	Store card processing

	☑	Credit card security features

	☑	Fraud detection features

	☑	Online order tracking

	☑	Online order service (change delivery date, payments, etc.)

	☑	Automated E-mailing of order updates

	☑	Online customer satisfaction surveying

	☑	Online presentation of Client marketing material

	☑	Online presentation of Client privacy policy and terms and conditions

	☑	Privacy consents and preferences

FURNITURE.COM SOFTWARE APPLICATIONS

Software	Features

Client Website	☑	Customized RoomStore website on Furniture.com technology platform

	☑	Online catalog and order taking process

	☑	Store customer online order tracking and service

	☑	Automated E-mailing of store order updates

	☑	Dynamic policies, FAQ’s, corporate history

	☑	Dynamic employment listings

	☑	Dynamic store locations, hours, directions

	☑	Online presentation of marketing material, including print advertising, contests, and other custom pages

	☑	Store credit application process, including all necessary disclosure information required by applicable laws and regulations

	☑	Online presentation of Client privacy policy and terms and conditions

	☑	Privacy consents and preferences

Retail Tool (Back Office)	☑	Catalog management tools

	☑	Tag management tools

	☑	Item promotion management tools

	☑	Finance promotion management tools

	☑	Coupon code management tools

	☑	E-mail campaign management tools

	☑	Internet customer look-up and management

	☑	Internet order management tools

	☑	Messaging tools for managing customer inquiries

	☑	Client website management tools

	☑	Reporting tools

Infocenter (Store Intranet)	☑	Store “Home Page” containing information relevant to that store

	☑	Messaging center with real-time messages from HQ to stores

	☑	Online product catalog with detailed sales aids

	☑	Posting of corporate announcements and updates, including graphics and attached documents

	☑	Template-driven tagging system, customized by store for everyday and event tags (as needed)

	☑	Corporate training framework allowing online access to training documents

	☑	Dynamic store lists and corporate directories

II.	Ongoing Services

As Furniture.com is compensated based on Internet sales, Furniture.com wilt use commercially reasonable efforts to maximize delivered online sales on behalf of Client. Ongoing Services to this end include:

1.	Marketing services. Furniture.com will use commercially reasonable efforts to actively market and promote awareness of Furniture.com in Client’s region, including:

a.	Search engines – Furniture.com will use site design and submission techniques to have Furniture.com return prominently in search engines for the search term “furniture”.

b.	Online marketing – Furniture.com will enhance Client marketing efforts through national and regional online marketing.

c.	Public relations – Furniture.com will identify and pursue relevant product and editorial placement opportunities in Client’s region.

d.	Promotion support – Furniture.com will work with Client to reflect Client promotional offers and pricing online.

e.	E-mails – Furniture.com will work with Client to develop and implement e-mail marketing strategies for Furniture.com and Client Customers.

2.	Merchandising services. Furniture.com will use commercially reasonable efforts to provide an attractive and accurate selection of Client merchandise online, including:

a.	Image support – Furniture.com will modify images provided by Client to an agreed to common style. For example, images of individual items will be modified to appear on a common background. Images will also be calibrated to best reflect the actual color of items, based on finish samples provided by Client.

b.	Product information – Furniture.com will identify missing or inaccurate Client Product information.

c.	Copywriting – Furniture.com will provide copywriting services as required.

d.	Reporting and optimization – Furniture.com will provide daily merchandise productivity and out of stock alerts to Client merchandising and adjust online merchandising based on sales results.

3.	Customer Service services. Furniture.com will use commercially reasonable efforts to ensure successful delivery of orders written over the Internet, including:

a.	Order review – Furniture.com will use agreed upon rules to identify orders needing to be reviewed manually before being sent to Client. For such orders, Furniture.com will use commercially reasonable efforts to determine the validity of orders through Customer or card provider contact prior to sending these orders to Client.

b.	Customer inquiries – Furniture.com will respond to Customer inquiries regarding orders that have not yet been inserted into Client systems.

c.	Satisfaction surveying – Subject to Customer privacy preferences, Furniture.com will request via e-mail that Customers with delivered online orders to complete an online satisfaction survey in order to identify Customer service issues.

4.	Finance services. Furniture.com will use commercially reasonable efforts to ensure efficient processing of online transactions, including:

a.	Monitoring – Furniture.com will monitor accept and decline rates for credit card and store card transactions.

b.	Reporting – Furniture.com will report daily online transactions to allow comparison to Client cash drawer reporting and fund receipts from merchant account providers.

c.	Credits – Furniture.com will provide an interface to allow Client to credit online transactions.

5.	Hosting services. Furniture.com will enable access to the Application Services in accordance with the Service Level Agreement in Exhibit B, including:

a.	Dedicated Client Lines – Furniture.com will obtain monitor and maintain a dedicated line between Client and Furniture.com datacenters.

b.	Internet – Furniture.com will monitor and maintain the System (including servers, network appliances, and bandwidth) to provide access to Furniture.com and Client Website to Client Customers via the Internet.

6.	Upgrade services. Furniture.com will use commercially reasonable efforts to ensure Customers and Clients receive a leading experience with Furniture.com applications including:

a.	Applications – Furniture.com will work with Client to enhance application appearance and functionality.

b.	Network – Furniture.com will upgrade network and hosting infrastructure Systems to meet Service Level Agreements.

As Client may have previously been presented a number of Furniture.com Ongoing Services, the following portion of this Exhibit A-II entitled “Furniture.com Ongoing Services” serves to clarify Furniture.com Ongoing Services relative to Client Responsibilities. ☑’s indicate Furniture.com services.

FURNITURE.COM ONGOING SERVICES

Area	Furniture.com Services		Client Responsibilities

Marketing	☑	Website search engine optimization	Include Websites in offline campaigns, including Print, TV, and Radio.

	☑	Paid advertisements on geo-targeted search engines	Enter Client promotions and offers into Application Services if cannot be imported directly from Client systems

	☑	National and geo-targeted public relations and traffic generation	Copywrite any e-mails unrelated to online sales (e.g., for store only events)

	☑	Display of current Client promotions and offers to customers in Client Zip Codes

	☑	Source tracking and placement optimization

	☑	Copywriting of e-mails related to online sales

	☑	E-mail offer testing

	☑	E-mail subject line testing

	☑	E-mail frequency optimization

	☑	E-mail content testing

	☑	Sale pricing optimization

	☑	Finance offer optimization

Merchandising	☑	Image generation from source files including room settings, individual item shots, detail shots, and finish samples	Select items to be sold online

	☑	Image optimization of source and generated images for Internet	Collect images for online merchandise

	☑	Color correction of images for Internet	Collect fabric swatches for upholstery items to be sold online

	☑	Product information review and refinement	Collect finish samples for case goods to be sold online

	☑	Copywriting as needed	Add product information not able to be imported directly from Client product databases

	☑	Daily merchandising productivity reports	QA product offering

	☑	Out-of-stock alerts to merchandising/operations for items that customers attempted to purchase online but were not available

	☑	Daily optimization of online presentation

FURNITURE.COM ONGOING SERVICES

Area	Furniture.com Services		Client Responsibilities

Customer Service	☑	Online order writing	Manage customer fulfillment, including pre-order customer inquiries regarding merchandise or orders inserted in Client systems, adjustments to financial transactions, and delivery of furniture

	☑	Rules-based system to review orders prior to sending to Client

	☑	Monitoring of insertion of reviewed orders into Client systems

	☑	Responding to Customer inquiries regarding website and orders not yet inserted into Client systems

	☑	Displaying Client’s customer service contact information

	☑	Online order tracking for store and Internet customers

	☑	Automated e-mails to Internet and store customers based on order changes

	☑	Satisfaction surveying of store and Internet customers, in accordance with Customer privacy preferences

Finance	☑	Monitoring of online transactions	Receive customer funds and manage all aspects of merchant account(s)

	☑	Daily transaction reporting

	☑	Interface to merchant account online transaction system including interface for crediting online transactions	Reconcile “Cash Drawer” for Internet sales as required

	☑	Detailed invoicing of Internet sales	Process credits and refunds for Internet orders as required

Hosting	☑	Dedicated network connection from retailer to Furniture.com	Enable continued access to Client systems

	☑	99% uptime collocated server farm	Provide contact and response plan in case of Client system or datacenter failure

	☑	Edge caching to speed content delivery

	☑	24-7 performance monitoring from multiple locations

	☑	Obligations set out in Exhibit B and Exhibit G

FURNITURE.COM ONGOING SERVICES

Area	Furniture.com Services		Client Responsibilities

Upgrades	☑	Ongoing enhancements to Websites, Retail Tool, Infocenter and other system components	Ongoing suggestions for enhancements

	☑	Server hardware maintenance, expansion, and upgrades

	☑	Server operating system evaluations and upgrades

III.	Implementation Services

Furniture.com will establish connectivity between Client systems and Furniture.com Applications. In addition, Furniture.com will configure the Furniture.com Applications as necessary to initiate the Application Services and reasonably accommodate Client’s particular business and operational requirements.

While implementation tasks and responsibilities will vary based on Client’s systems and procedures, a plan for which will be developed in conjunction with Client and included in a Project Plan, the following portion of this Exhibit A-III entitled “Furniture.com Implementation Services” serves to clarify Furniture.com usual Implementation Services relative to Client Responsibilities. ☑’s indicate Furniture.com services.

FURNITURE.COM IMPLEMENTATION SERVICES

Area	Furniture.com Services		Client Responsibilities

Client Website	☑ ☑ ☑ ☑	Lead design definition session Develop look-and-feet options Develop sitemap for Client Develop Client Website on Furniture.com technology platform	Attend design definition session Provide Client design guidelines Review and, if acceptable, approve site map and design options Select final design

Merchandising	☑	Standardize available images	Select items to be sold online

	☑	Create additional images as needed	Collect images for online merchandise

	☑	Color correct images based on swatches finish samples	Collect fabric swatches for upholstery to be sold online

	☑	Create detail images based on swatches and finish samples	Collect finish samples for case goods to be sold online

	☑	Build stored procedures to extract product information from available Client data sources	Provide access to product databases in Client systems

	☑	Train Client personnel on adding to/modifying online merchandise	Provide personnel responsible for overseeing online merchandising

	☑ ☑	Train Client personnel on tagging Review product offering	Add product information not able to be imported from Client product databases Add tag templates to merchandise Review completed product offering

Pricing	☑ ☑	Lead business rule design definition session Customize databases and interfaces to allow import and/or entry of regional pricing and Client promotions and offers	Attend business rule definition session and identify promotion types in use by Client and Client regional pricing requirements

FURNITURE.COM IMPLEMENTATION SERVICES

Area	Furniture.com Services		Client Responsibilities

Order Taking	☑	Review Client point of sale procedures	Provide documentation of Client point of sale procedures
	☑	Lead business rule definition session	Attend business rule definition session
	☑	Adapt Furniture.com and order process to Client business rules	Provide access to order writing-related data/processes in Client’s system
	☑	Build (or co-develop) procedures to read and insert order related data from and into Client’s system	Assist in testing of order taking system
	☑	Implement order taking on Client Website
Customer Service	☑	Review Client customer service documentation	Provide documentation of customer service procedures
	☑	Lead business rule definition session	Attend business rule definition session
	☑	Adapt Furniture.com customer service process to Client business rules	Provide access to sales order related data/processes in Client’s system
	☑	Build (or co-develop) procedures to read/insert order related date from/to Client’s system	Coordinate training for customer service personnel
	☑	Implement customer service functionality on Client Website	Assist in testing of order tracking/update system
	☑	Assist in training Client customer service personnel on serving online customers
Finance	☑	Enable online authorization of cards based on Client merchant account provider capabilities	Provide credit card and store card merchant account information and contacts
	☑	Enable online settlement of transactions based on Client merchant account provider capabilities	Modify agreements as needed for online sales
	☑	Enable store card credit applications based on Client merchant account provider capabilities and in accordance with applicable laws and merchant account provider requirements

FURNITURE.COM IMPLEMENTATION SERVICES

Area	Furniture.com Services		Client Responsibilities

Stores	☑	Lead infocenter and tag design definition session	Attend design definition session Provide design guidelines for tag templates Review and approve tag templates
	☑	Develop 10 tag templates
	☑	Assist in introducing online sales effort to Client sales personnel
	☑	Assist in introduction of infocenter and tagging to Client sales personnel
Networking	☑	Purchase and connect dedicated network line from Furniture.com hosting facility to Client data center

Provide access to Client data center as required

Assist in termination of VPN and Dedicated line in Client Datacenters/Networks

Enable Internet access for Client users of Furniture.com Applications per Exhibit E

	☑	Purchase network hardware for termination of dedicated line as needed
	☑	Purchase hosting capacity for additional transactions as needed
Marketing	☑	Develop launch online media plan	Plan to incorporate launch publicity in offline (TV, Print, Radio) campaigns
	☑	Develop launch Public Relations Plan

IV.	Custom Services

The foregoing Application Services and Implementation Services are sufficient for the development, launch and operation of the Software, Systems, Services, Furniture.com Website and Client Website, without the need for custom services unless otherwise agreed. No custom services have been agreed to at this time.

V.	Terms Applicable to All Services

1. Project Plan: Services, particularly Implementation Services, will be further scoped and described in a project plan mutually agreed in writing by the parties (the “Project Plan”), including schedules for key milestones and deliverables, designation of roles and responsibilities, Furniture.com and Client key personnel, and acceptance testing schedules and procedures. Furniture.com agrees that time is of the essence for performance of the Services.

2. Resources:

2.1 Project Manager. Each party shall designate a Project Manager whom shall be responsible for arranging all meetings between the parties, and for the transmission and receipt of deliverables, Client Information, and any information and notices between the parties.

2.2 Adequate Resources. Each Party will identify key personnel involved in the Application and Implementation Services in the Project Plan. Until the Acceptance Date, neither Party will reassign any of its key personnel, exclusively, to any other client or project, and will provide the other Party with a description of the roles and titles of all individuals assigned to the project team. For the avoidance of doubt, the parties acknowledge that such key personnel may be utilized in connection with other clients or projects.

2.3 Escalation. In the event that the Project Manager has not responded to the other party within a reasonable time frame, the other party’s Project Manager shall have the right to notify the Project Manager’s supervisor and require him or her to respond to the request and remedy the responsiveness problem to the satisfaction of the other party.

2.4 Replacement of Personnel. Furniture.com shall use commercially reasonable efforts to promptly replace any individual assigned by Furniture.com to perform Services for Client who, in Client’s reasonable opinion, does not perform in a satisfactory manner, provided that Furniture.com is provided written notice of any such determination by Client and a reasonable opportunity to investigate such allegations, and Furniture.com shall not assign any such replaced individual to any other Services for Client without the written consent of Client. Client shall not pay an hourly rate or other fee in respect of the time the replacement for any such individual required in order to gain familiarity with the Client’s project.

2.5 Written Policies. Furniture.com will ensure that its personnel at all times comply with Client’s reasonable written policies of which Furniture.com is made aware in writing prior to their enforcement, while on the Client’s premises or while using or accessing the Client’s computer systems and databases as permitted in this Agreement.

3. Acceptance Testing:

3.1 Furniture.com will notify Client when it has completed certain milestones or deliverables for the Services, Software, System and Websites as may be expressly set out in the Project Plan. Such work shall be subject to an acceptance test as described in the Project Plan, and which principles are consistent with this section of the Agreement. In the absence of an acceptance test in the Project Plan, the following shall apply. Within thirty (30) days of delivery and installation of the component of the work, Client shall have the opportunity to test the work (the “Acceptance Test”) to determine if the work meets the Acceptance Criteria (as defined below). In addition, at the end of the project and prior to the launch of the Websites, Client shall have the opportunity to conduct an Acceptance Test on the entire system as a whole. If, during the Acceptance Test, Client discovers or becomes aware of any deficiencies, Client shall notify Furniture.com and shall describe such deficiencies. Furniture.com shall promptly correct all such deficiencies as soon as possible and in any event within twenty (20) days, and Client may perform another Acceptance Test. Once the Client is satisfied, in its sole but reasonable discretion, that all deficiencies have been corrected and the work meets the Acceptance Criteria the Client agrees to deliver a notice of acceptance to Furniture.com (“Acceptance”).

3.2 For the purposes of this Agreement, “Acceptance Criteria” means the descriptions, specifications and warranties set forth in this Agreement and any Project Plan.

3.3 The Acceptance of any work under Section 5.1 shall not impair, affect or waive the right of the Client to object to any deficiencies in the work, whether known or unknown. Under no circumstance shall use or testing of the work constitute acceptance of it.

3.4 If the work fails to successfully pass the Acceptance Tests for reasons that are not the fault of the Client, the Client may at its sole option by notice to Furniture.com either: (i) accept the work at its then level of performance, but without diminishing Furniture.com’s obligation to remedy all deficiencies, or (ii) reject the work if a deficiency or deficiencies have not been cured by Furniture.com within a reasonable period of time, as determined by the Client at its sole discretion.

4. Changes to the Websites: All changes requested by Client to the Client Website and/or to the Client’s product and service information and content in the Furniture.com Website other than enhancements to the Software features and functionality (a “Change”) will be considered by Furniture.com. If the Change requires the payment of additional fees to Furniture.com (e.g., Custom Services), Furniture.com will notify Client and specify the amount of such fees required to implement the Change and undertake to implement the Change upon the mutual written agreement of the Parties.

Notwithstanding the foregoing:

(a)	Editorial Changes: Replacing existing images or text can usually be accomplished within two (2) business days. There is no charge to client.

(b)	Design Changes: The timing associated with creating new, or redesigning existing, pages (e.g., moving or redesigning existing elements) is dependent upon the level of complexity. There is no charge to client.

(c)	Functionality Changes: Timing and cost subject to agreement between the parties.

EXHIBIT B

SERVICE LEVEL AGREEMENT (“SLA”) FOR APPLICATION SERVICES AND SYSTEM ONLY

B-1

While Furniture.com’s fee structure provides substantial incentive for delivering an optimal experience to Client and Client Customers, Furniture.com also will meet the following service levels.

1. APPLICATION SERVICES AND SYSTEM AVAILABILITY

(a) Definition. Application Services availability is defined as the amount of time the Application Services, Websites and System are available for access by Authorized Users and Customers of Client and capable of performing operations in accordance with this Agreement.

(b) Measurement. The measurement for Application Services availability is based on the amount of time (excluding scheduled maintenance downtime) that the Application Services are available to Authorized Users and Customers of Client and capable of performing operations in accordance with this Agreement. Non-availability is the amount of time that the Application Services are neither available nor capable of performing such operations. The measurement for unavailability for the Application Services is the time elapsed from when the Application Services are not available nor capable of performing operations to when the Application Services become available and capable of performing operations: Daily system logs will Indicate availability downtime and will be used to track outages will be provided to Client upon request. Application Services availability for a given month is calculated as a percentage equal to the number of minutes the Application Services are available in the month minus the number of minutes of scheduled downtime during the month, divided by total number of minutes in the month minus number of minutes of scheduled downtime during the month. Furniture.com will constantly monitor the Application Services availability and promptly report to Client any periods of unavailability, including any incidence of lost messages or inaccurate data. Within ten (10) days of the end of each calendar month, Furniture.com will provide Client with a report in respect of the previous month’s Application Services availability.

(c) Minimum Application Services Level Requirement. The availability of Application Services will be available, at a minimum ninety-nine percent (99%) of the time on a monthly basis. The Websites shall be designed and maintained to facilitate-fast and simple downloading to the Customer’s device and minimize the time required to download and allow the Customer to commence Interacting with the applicable Website, Furniture.com agrees that the response time to Customers will be within commercially reasonable industry norms.

2. SCHEDULED DOWN-TIME

(a) Definition. There will be a weekly scheduled downtime period to perform system maintenance, backup and upgrade functions for the Application Services. This period will not exceed four (4) hours per week and will be scheduled in advance. Notification of scheduled downtimes will be made twelve (12) hours prior to the scheduled downtime, via email to addressees designated by Client. Weekly scheduled maintenance shall only be performed between the hours of 2:00 A.M. and 6:00 A.M. Eastern Standard Time. If a longer scheduled downtime period is required, Client’s consent is required. Furniture.com will use commercially reasonable efforts to minimize Application Services downtime, even during scheduled downtime.

(b) Measurement. The measurement for scheduled downtime for the Application Services is the actual time elapsed from when the Application Services are not available to perform operations to when the Application Services become available to perform operations, based on the scheduled downtime. Daily system fogs will indicate scheduled Application Services downtime and will be used to track outages, and will be provided to Client upon request.

3. SECOND LEVEL CLIENT SUPPORT BY FURNITURE.COM.

Furniture.com will provide second level support to Client only (not Customers of Client) as described below:

(a) Availability. Furniture.com’s second level support will be available to accept and respond to problem calls from Client from 8:00 A.M. to 5:00 P.M. Eastern Standard Time, Monday through Friday, excluding United States national holidays.

(b) Definitions of Severity Levels.

Severity 1 problems are events that have a significant impact on the operation of the Application Services and a materially adverse impact on the Client and/or the Authorized Users and Customers of Client as described below:

•	Any event that significantly disrupts or threatens to disrupt service levels of the Application Services to Authorized Users and Customers of Client.

•	Any online application outage that significantly impacts the online availability service level of the Application Services.

•	Consistent degradation of performance (response time or function) that significantly impairs the Application Services Availability to Authorized Users and Customers of Client.

Severity 2 problems are events that do not have a significant impact on the operation of the Application Services or Authorized Users’

and Customers of Client’s use of the Application Services, as described below:

•	An error that disables only certain non-essential functions of the Application Services and may result in degraded operations, including without limitation, an error that results in non-essential computer transactions not processing property.

•	An error/event that disables only non-essential functions of the Application Services but also adversely affects the use of the Application Services.

As an example only, and without limitation, an essential function is the processing and administration of Orders via the Application Services.

Severity 3 problems are minor events that do not have a significant impact on the operation of the Application Services or its access by Authorized Users and Customers of Client.

(c) Problem Resolution Response Effort.

Severity 1: Furniture.com will assign sufficient resources to resolve the problems within a target resolution timeframe of four (4) hours after receiving notice of the problems, with the goal of maintaining the service levels agreed to in this SLA. For a Severity 1 problem, Furniture.com will use continuous effort to resolve the problem until the Application Services are back to normal operations. Severity 1 problems will be continuously monitored, and Client will be notified of the status through email.

Severity 2: Furniture.com will assign sufficient resources to fix the problem in the target resolution timeframe. Severity 2 problems that have no workarounds will have a target resolution of two (2) days, depending on the corrective actions required to return the Application Services to normal operations. Furniture.com will communicate these corrective actions and resolution timeframes to Client through email.

Severity 3: Furniture.com will assign sufficient resources to fix the problem in the target resolution timeframe. Severity 3 problems that have no workarounds will have a target resolution of three (3) days, unless otherwise specified by Furniture.com for a particular problem.

EXHIBIT C

ZIP CODES

The Exclusive Zip Codes under this Agreement are as follows:

Roomstore East

Includes all 1,520 RoomStore delivery zip codes except for 88 NY, PA, and DE zip codes that are unavailable.

08331	17331	17602	20004	20135	20601
08333	17339	17603	20005	20136	20602
09404	17340	17604	20006	20137	20603
17011	17342	17605	20007	20138	20606
17019	17343	17606	20008	20139	20607
17022	17344	17607	20009	20140	20608
17025	17345	17608	20010	20141	20609
17033	17346	17825	20011	20142	20610
17043	17347	18341	20012	20143	20611
17055	17349	18358	20015	20144	20612
17070	17350	18444	20016	20146	20613
17078	17352	18445	20017	20147	20615
17104	17354	18455	20018	20148	20616
17105	17355	18466	20019	20151	20617
17109	17356	18501	20020	20152	20618
17111	17360	18504	20024	20155	20619
17112	17361	18505	20032	20156	20620
17113	17362	18507	20036	20158	20621
17201	17363	18508	20037	20164	20622
17225	17364	18509	20039	20165	20623
17268	17365	18510	20052	20166	20624
17301	17366	18512	20105	20167	20625
17302	17368	18514	20106	20168	20626
17304	17370	18515	20107	20169	20627
17307	17371	18517	20109	20170	20628
17309	17401	18518	20110	20171	20629
17311	17402	18519	20111	20172	20630
17313	17403	18522	20112	20175	20632
17314	17404	18540	20115	20176	20634
17315	17405	18577	20116	20180	20635
17316	17406	19903	20117	20181	20636
17317	17407	19930	20118	20184	20637
17318	17512	19958	20119	20185	20639
17319	17516	19966	20120	20186	20640
17320	17547	19968	20121	20187	20643
17321	17551	19970	20124	20190	20645
17322	17552	19973	20128	20191	20646
17323	17554	19975	20129	20194	20650
17325	17563	20001	20130	20197	20653
17327	17579	20002	20131	20198	20655
17329	17601	20003	20132	20374	20656

C

20657	20748	20876	21065	21213	21650
20658	20751	20877	21071	21214	21651
20659	20754	20878	21074	21215	21653
20660	20755	20879	21075	21216	21654
20661	20758	20880	21076	21217	21655
20662	20759	20882	21077	21218	21657
20664	20762	20886	21078	21219	21658
20667	20763	20895	21082	21220	21659
20670	20764	20896	21084	21221	21660
20674	20765	20901	21085	21222	21661
20675	20769	20902	21087	21223	21662
20676	20770	20903	21090	21224	21663
20677	20772	20904	21093	21225	21665
20678	20774	20905	21102	21226	21666
20680	20776	20906	21104	21227	21667
20684	20777	20910	21106	21228	21668
20685	20778	20912	21108	21229	21669
20686	20779	21001	21111	21230	21670
20687	20781	21005	21113	21231	21671
20688	20782	21009	21114	21234	21672
20689	20783	21010	21117	21236	21673
20690	20784	21012	21120	21237	21675
20692	20785	21013	21122	21239	21676
20693	20794	21014	21128	21244	21677
20695	20814	21015	21130	21286	21678
20701	20815	21017	21131	21401	21679
20704	20816	21027	21132	21402	21701
20705	20817	21028	21133	21403	21702
20706	20818	21029	21136	21404	21703
20707	20830	21030	21140	21405	21704
20708	20832	21031	21144	21409	21710
20710	20833	21032	21146	21541	21713
20711	20837	21034	21152	21550	21714
20712	20838	21035	21153	21601	21716
20714	20839	21036	21154	21613	21717
20715	20841	21037	21155	21617	21718
20716	20842	21040	21157	21619	21719
20720	20850	21041	21158	21620	21723
20721	20851	21042	21160	21623	21727
20722	20852	21043	21161	21625	21733
20723	20853	21044	21162	21629	21737
20724	20854	21045	21163	21631	21738
20732	20855	21046	21201	21635	21740
20733	20857	21047	21202	21636	21742
20735	20860	21048	21204	21638	21754
20736	20861	21050	21205	21639	21755
20737	20862	21051	21206	21640	21756
20740	20866	21052	21207	21643	21757
20743	20868	21053	21208	21644	21758
20744	20871	21054	21209	21645	21759
20745	20872	21057	21210	21647	21762
20746	20874	21060	21211	21648	21767
20747	20875	21061	21212	21649	21769

C

21770	21875	22205	22604	22851	23064
21771	21902	22206	22610	22853	23065
21773	21903	22207	22611	22901	23066
21774	21904	22209	22620	22902	23069
21775	21911	22210	22624	22903	23070
21776	21912	22211	22625	22904	23071
21777	21913	22213	22627	22905	23072
21778	21914	22301	22630	22906	23075
21779	21915	22302	22637	22911	23079
21780	21917	22303	22639	22920	23083
21783	21918	22304	22642	22932	23084
21784	21919	22305	22643	22936	23086
21787	21930	22306	22644	22942	23089
21788	22003	22307	22645	22947	23092
21790	22015	22308	22646	22949	23093
21791	22026	22309	22649	22960	23102
21792	22027	22310	22654	22963	23103
21793	22030	22311	22655	22964	23106
21794	22031	22312	22656	22967	23107
21795	22032	22314	22657	22968	23109
21797	22033	22315	22660	22974	23111
21798	22039	22401	22663	22976	23112
21801	22040	22405	22664	22980	23113
21804	22041	22406	22701	23001	23114
21810	22042	22407	22712	23002	23116
21811	22043	22408	22713	23003	23117
21813	22044	22427	22714	23004	23119
21814	22046	22433	22715	23005	23120
21821	22060	22443	22716	23009	23123
21822	22066	22448	22718	23011	23124
21826	22079	22480	22720	23015	23126
21829	22101	22482	22724	23017	23128
21830	22102	22485	22726	23018	23129
21835	22103	22508	22727	23021	23130
21837	22124	22514	22728	23022	23131
21838	22125	22520	22729	23024	23134
21840	22134	22534	22733	23025	23138
21841	22150	22535	22734	23027	23139
21842	22151	22538	22735	23030	23140
21849	22152	22542	22736	23031	23141
21850	22153	22546	22737	23035	23148
21851	22172	22553	22741	23038	23149
21852	22180	22554	22742	23039	23150
21853	22181	22556	22746	23040	23153
21856	22182	22567	22747	23043	23155
21861	22191	22570	22801	23047	23160
21862	22192	22576	22802	23050	23163
21863	22193	22578	22810	23055	23168
21864	22194	22579	22812	23059	23169
21865	22201	22580	22824	23060	23173
21868	22202	22601	22835	23061	23175
21869	22203	22602	22842	23062	23176
21871	22204	22603	22844	23063	23177

C

23181	23455	23702	24017	24503	25428
23183	23456	23703	24018	24504	25430
23184	23457	23704	24019	24505	25432
23185	23459	23707	24020	24506	25434
23188	23460	23801	24055	24512	25438
23192	23461	23803	24059	24513	25440
23219	23462	23805	24060	24514	25441
23220	23463	23806	24064	24515	25442
23221	23464	23824	24065	24517	25443
23222	23487	23830	24066	24520	25444
23223	23502	23831	24070	24521	25446
23224	23503	23832	24072	24522	25541
23225	23504	23833	24073	24523	26704
23226	23505	23834	24077	24526	26711
23227	23506	23836	24078	24528	26714
23228	23507	23837	24079	24531	26726
23229	23508	23838	24083	24536	26757
23230	23509	23840	24084	24538	26808
23231	23510	23841	24085	24540	26817
23233	23511	23842	24087	24541	26836
23234	23513	23850	24088	24543	26847
23235	23514	23851	24090	24544	26851
23236	23517	23860	24091	24550	26865
23237	23518	23872	24092	24551	27215
23238	23520	23875	24095	24553	27229
23250	23521	23878	24101	24554	27330
23294	23523	23881	24104	24555	27332
23298	23529	23882	24112	24556	27376
23304	23541	23883	24121	24557	27410
23310	23551	23885	24122	24558	27502
23314	23601	23890	24127	24563	27504
23315	23602	23894	24137	24569	27505
23320	23603	23901	24141	24571	27511
23321	23604	23909	24151	24572	27520
23322	23605	23921	24153	24574	27521
23323	23606	23922	24162	24576	27526
23324	23607	23923	24174	24577	27530
23325	23608	23930	24175	24578	27534
23405	23609	23934	24176	24579	27539
23430	23651	23936	24179	24580	27546
23432	23661	23937	24184	24588	27560
23433	23662	23942	24341	24592	27572
23434	23663	23943	24382	24593	27576
23435	23664	23947	24401	25401	27610
23436	23665	23958	24402	25411	27612
23437	23666	23959	24407	25413	27616
23438	23669	23966	24416	25414	27658
23439	23690	23974	24422	25419	27713
23450	23691	24012	24426	25420	27818
23451	23692	24013	24441	25422	27855
23452	23693	24014	24450	25423	27882
23453	23696	24015	24501	25425	27907
23454	23701	24016	24502	25427	27909

C

27910	28304	28376	28442	29040	29466
27916	28305	28377	28443	29056	29468
27917	28306	28379	28444	29401	29469
27919	28307	28382	28445	29403	29470
27921	28308	28383	28447	29404	29472
27922	28310	28384	28449	29405	29479
27923	28311	28385	28451	29406	29482
27926	28312	28386	28452	29407	29483
27927	28314	28387	28455	29410	29484
27929	28315	28390	28456	29412	29485
27932	28318	28391	28457	29413	29487
27935	28320	28392	28458	29414	29492
27937	28323	28394	28459	29415	29510
27938	28326	28395	28460	29418	29511
27939	28327	28396	28461	29420	29526
27941	28328	28398	28462	29423	29527
27942	28332	28399	28463	29426	29544
27944	28334	28401	28464	29429	29545
27946	28337	28402	28465	29430	29554
27947	28338	28403	28466	29431	29566
27948	28339	28405	28467	29434	29568
27949	28340	28406	28468	29436	29569
27954	28344	28408	28469	29438	29572
27956	28348	28409	28470	29439	29575
27958	28351	28411	28471	29440	29576
27959	28352	28412	28472	29442	29577
27964	28355	28420	28478	29445	29578
27965	28356	28421	28479	29449	29579
27966	28357	28422	28480	29450	29581
27973	28358	28423	28518	29451	29582
27974	28359	28425	28521	29452	29583
27976	28360	28428	28537	29453	29585
27979	28364	28429	28539	29455	29588
27980	28366	28432	28540	29456	29597
27986	28370	28433	28543	29457	29598
28241	28371	28434	28546	29458	29654
28301	28372	28435	28547	29461
28302	28373	28436	28572	29464
28303	28374	28441	28574	29465

Roomstore West

Includes all zip codes within 50 miles of a current Roomstore Texas store.

C

75148	Malakoff	TX
75428	Commerce	TX
77351	Livingston	TX
77414	Bay City	TX
77437	El Campo	TX
77802	Bryan	TX
77833	Brenham	TX
78017	Dilley	TX
78025	Ingram	TX
78119	Kenedy	TX
78624	Fredericksburg	TX
78934	Columbus	TX

EXHIBIT D

FEES

D-1

Implementation Services:

Fees for Online Sales:

Fees for Implementation Services waived by Furniture.com for applications and services related to Furniture.com and Client Websites.

Fees for Infocenter and Tagging

Fees for Implementation Services related to the Infocenter and store tagging are $37,900, with 50% due to initiate the project and the remainder due at the completion of acceptance testing.

Applications and Services:

Definitions:

“Orders” shall mean any order for Client’s products received through the on-line check-out feature of the Application Services on the Furniture.com Website and Client Website. For greater certainty, Orders do not include orders for Client’s products that are ultimately completed in Client’s stores, even if such sales commenced by a Customer browsing the Furniture.com Website or Client Website.

“Delivered Sales” shall mean revenues of Client from the sale of furniture, home accessories, and related products and services exclusive of 1)Taxes, 2) delivery charges, and other similar fees and charges, that are Orders processed through the Application Services and that are delivered to Client’s Customers.

“Returns” shall mean revenues of Client arising from Delivered Sales that are refunded by Client to its customer as a result of the return by such Customer, within 60 days of delivery, of products included in Delivered Sales.

“Reprocessed Orders” shall mean any Order, or portion thereof, which was completed through the on-line checkout feature of the Application Services, subsequently canceled and re-processed through any other Client method or channel prior to the delivery date of the original Order.

Fees for Online Sales:

Within fifteen (15) days following the end of each calendar month during the Term, Furniture.com shall provide Client with a written statement (the “Sales Statement”) setting forth the aggregate dollar amount of Orders placed by Customers of Client through the Application Services that became Delivered

Sales during such calendar month. The Sales Statement shall set forth the amount owed by Client to Furniture.com (the “Fees”) based upon such Delivered

Sales. The Fees owed each such calendar month shall be equal to thirteen and one quarter percent (13 1/4%) of Delivered Sales equal to or less than one million dollars ($1,000,000), and twelve percent (12%) of Delivered Sales greater than one million dollars ($1,000,000).

If, during the course of investigating Orders processed through the Application Services that were cancelled prior to delivery, Furniture.com discovers that such Orders were Reprocessed Orders, Furniture.com will include any such original Orders in the applicable Sales Statement as Delivered Sales.

Within fifteen (15) days of its receipt of any Sales Statement, Client shall provide Furniture.com with a written accounting (the “Client Statement”) setting forth Returns and corresponding order numbers experienced by Client during the applicable calendar month.

Fees for Infocenter and Tagging

Furniture.com will invoice Client $275 per month for use of the Infocenter and tagging system.

After implementation, should design changes be required to tag templates, Furniture.com will charge standard rates for graphic designers.

After implementation, should functionality changes be required to the Infocenter, Furniture.com will charge standard rates for Software Engineers – Level 2.

Payment

Each Client Statement shall be accompanied by payment of an amount equal to the Fees set forth on the corresponding Sales Statement, less an amount equal to Fees invoiced or received by Furniture.com for Returns experienced by Client during the applicable calendar month.

Past due amounts, not subject to a good faith dispute, shall accrue late payment fees at one and on-half percent (1 1/2%) per month.

Exhibit D-1

Custom Services:

Furniture.com will charge the following standard rates for time and materials for Custom Services, unless otherwise agreed between the Parties in writing:

Service Personnel	Hourly Rate
Project Manager	$210.00
Software Engineer – Level 3	$185.00
Software Engineer – Level 2	$155.00
Software Engineer – Level 1	$125.00
Graphic Designer	$95.00
Copywriter	$55.00

Hardware, third party software and other materials will be billed to Client at Furniture.com’s cost.

Exhibit D-2

EXHIBIT E

REQUIRED SOFTWARE, EQUIPMENT AND SERVICES

To access and communicate with the Application Services, Client will require a workstation with the following minimum requirements.

Workstation Minimum Requirements
Computer/Processor	Computer with a 486/66-MHz processor or higher (Pentium processor recommended)
Operating System	Microsoft Windows® 98, Windows 98 Second Edition, Windows Millennium Edition (Windows Me), Windows NT® 4.0 with the high encryption version of Service Pack 6a (SP6a) and higher, Windows 2000, or Windows XP
Browser	Internet Explorer 6.0 or later
Memory	128 MB of RAM minimum
Display	Super VGA (800 X 600) or higher-resolution monitor with 256 colors
Network	Internet connection; Client network connection
Peripherals	Mouse or compatible pointing device

Exhibit E-1

EXHIBIT F

FURNITURE.COM TRADEMARKS AND LOGOS

Exhibit F-1

EXHIBIT G

HOSTING SECURITY DESCRIPTION

Exhibit G-1

1.	Physical Security

Production application services will be hosted from a remote, secure, guarded facility. The secure facility will exhibit the following features: Restricted access, 24 hour monitoring, certification of identity for access and logging of access. All computer systems and network cabling supporting application services will be protected.

2.	Network Transport Security

Client private information will be encrypted by industry standard methods prior to travel over public network segments.

Inbound network traffic from shared network segments will be analyzed as to source and content prior to propagation over the private hosting network and beyond. Inappropriate network traffic will be automatically discarded by firewall software and logged.

3.	Network Protocol Security

Network protocol sessions will be subject to a rules check verifying source, destination and consistency of protocol behavior. Inappropriate network protocol sessions will automatically be broken by firewall software and logged.

4.	Application Service Security

Access to a subset of application service features and access to a subset of data by application service features will be restricted. Access to restricted features and data will be accomplished by authenticating the user and matching the user’s request with configured rules for access. Authentication will occur by using network transport security and network protocol security.

5.	Data Security

Private data will be secured with physical, network transport, network protocol and application service security. Additionally sensitive data will be protected by encryption when it is stored. Sensitive data is presently defined as Client Customer payment method details and delivery address. Private data is also secured against loss by redundant storage and secured remote backup. Furniture.com agrees that it will safeguard Customer Information in material compliance with all Federal, State and local privacy laws, rules and regulations applicable to Furniture.com and to Client, including but not limited the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder.

Furniture.com agrees to comply with all VISA U.S.A. VISA and MasterCard International (hereinafter, each, an “Association” and, collectively, the “Associations”) rules and regulations (the “Association Rules”) regarding the security of cardholder data, and agrees to have proper security measures, as prescribed by the Association Rules, in place for the protection of cardholder data. Any fees, fines or penalties arising from Furniture.com’s failure to comply with the Association Rules shall be the responsibility of, and paid by, Furniture.com. Furniture.com shall immediately notify Client of any suspected or confirmed loss or theft of any transaction information. Furniture.com shall provide reasonable access to its applicable locations, subject to reasonable restrictions relating to confidentiality and non-disclosure, to an Association or independent third party acting on behalf of an Association, solely to verify Furniture.com’s ability to prevent future security breaches in a manner consistent with the requirements of any current or future Association Rules. Furthermore, Furniture.com shall indemnify Client and its bank credit card providers and their respective successors and assigns against any and all costs, expenses, damages and/or losses resulting from such breach of security, or loss or theft of transaction information caused by Furniture.com’s failure to comply with the then-current Association Rules.

6.	Ongoing Obligations

Furniture.com shall maintain such hosting security consistent with commercially reasonable North American professional application service provider and hosting industry standards.

Exhibit G-1

EXHIBIT H

DRAFT PRESS RELEASE

RoomStore and Furniture.com Announce Agreement

- Industry’s Top Website, Technology Platform Will Expand, Enhance “All Aspects” of Leading Retailer

& Its 65 Stores –

WALTHAM, MASS. –             , 2005– Furniture.com today announced that it has signed an agreement to provide RoomStore, Inc. – a leading furniture retailer with 65 stores in six mid-Atlantic and Southern states – with exclusive geographic rights to Furniture.com’s industry-leading web address, online sales and customer service technology platform.

Headquartered in Richmond, Virginia, RoomStore operates stores in Pennsylvania, Maryland, Virginia, North Carolina, South Carolina and Texas. The retailer offers a wide selection of professionally coordinated home furnishings with leading style, value and service.

“We are excited about partnering with The RoomStore and look forward to contributing to their continued success. Our role will be to utilize the power of our Internet presence and industry-leading technology platform to drive incremental sales, enhance customer service, and streamline operations for The RoomStore and its 65 locations,” stated Carl Prindle, President and CEO, Furniture.com.

                         of The RoomStore said the partnership with Furniture.com will be an integral aspect of The RoomStore’s growth in 2006 and beyond.

<“Beyond merging the RoomStore experience with the convenience and ease of online shopping and service, Funiture.com’s array of leading technologies and services will enhance all of our existing operations – from merchandising and marketing through customer service and support,”>                          said.

Through their Furniture.com partnership, The RoomStore will quickly gain access to new customers through the Furniture.com address and website; added in-store traffic from website shoppers seeking real-life touch tests in local showrooms; incremental revenue generated through sales on Furniture.com’s website; web-based technology to enhance merchandising and customer service operations for both in-store and online customers; and access to unique preference data generated by Furniture.com shoppers.

Furniture.com is expected to introduce RoomStore merchandise online during the first half of 2006 as well as launch e-commerce offerings at The Roomstore’s current website.

Currently, Furniture.com’s furniture retail partners include the Levitz and Harlem Furniture chains in the U.S. and Leon’s Furniture in Canada. Consumers view some 4 million furniture items per day and add $15 million in merchandise to their online shopping carts each week at Furniture.com.

About Furniture.com

Furniture.com (http://www.furniture.com) offers consumers the best of Internet shopping by merging the convenience, accessibility and ease of online shopping with the proven infrastructure of North America’s largest furniture retailers. At Furniture.com, consumers quickly browse, compare and buy brand-name furniture and accessories, find decorating advice and product information, and utilize interactive design tools. To complete the experience, Levitz, Harlem, and The RoomStore Furniture in the U.S., and Leon’s Furniture in Canada, provide customer service and fast, in-home delivery. Furniture.com, a privately-held company, backed by a private equity firm with over $1.0 billion in committed capital, is a member of BBBOnline, TRUSTe, and VeriSign.

# # #

EXHIBIT I

FORM OF SURVEY

[SEE NEXT PAGE]

Your feedback is important to us. Would you kindly take a moment to complete our survey?

1.	How easy was it to find what you were looking for on Furniture.com?	O Very easy
O Somewhat easy
O Somewhat difficult
O Very difficult
O NA/don’t know

2.	Did you visit a store before placing your order?	O Yes
O No

3.	If you spoke to a store sales associate about your order, how was your experience?	O Very satisfactory O Somewhat satisfactory
O Somewhat unsatisfactory
O Very unsatisfactory
O NA/don’t know

4.	How well informed did Furniture.com keep you about your order?	O Very informed
O Somewhat informed
O Somewhat uninformed
O Very uninformed
O NA/don’t know

5.	How did you feel about the delivery notification process and scheduling of your delivery?	O Very satisfied O Somewhat satisfied
O Somewhat dissatisfied
O Very dissatisfied
O NA/don’t know

6.	Did the delivery agent keep to the schedule you agreed to?	O Yes
O No

7.	How did you feel about the team that delivered your furniture?	O Very satisfied
O Somewhat satisfied
O Somewhat unsatisfied
O Very unsatisfied
O NA/don’t know

8.	How did you feel about the setup of your furniture?	O Very satisfied
O Somewhat satisfied
O Somewhat unsatisfied
O Very unsatisfied
O NA/don’t know

9.	How satisfied are you with the quality of your furniture?	O Very satisfied
O Somewhat satisfied
O Somewhat dissatisfied
O Very dissatisfied
O NA/don't know

10.	How satisfied are you overall with your Furniture.com purchasing experience?	O Very satisfied O Somewhat satisfied
O Somewhat dissatisfied
O Very dissatisfied
O NA/don’t know

11.	How does Furniture.com compare with similar sites you may have visited?	O Much better
O Somewhat better
O Not much better
O Worse
O Never been to another site

12.	Based on this experience, how likely are you to shop with Furniture.com again?	O Very likely O Somewhat likely
O Somewhat unlikely
O Very unlikely
O NA/don’t know

13.	How likely are you to recommend Furniture.com to a friend?	O Very likely
O Somewhat likely
O Somewhat unlikely
O Very unlikely
O NA/don’t know

14.	What did you specifically like about Furniture.com?

	☐ Website	☐ Convenience	☐ Customer Service	☐ Delivery	☐ Search
	☐ Pictures	☐ Policies	☐ Prices	☐ Quality of Furniture	☐ Selection

15.	What specific things can we do to improve your satisfaction with Furniture.com?

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